                                 Exhibit 11


                      COMPUTATION OF NET EARNINGS PER COMMON SHARE



                                Three Months Ended        Six Months Ended
                                     June 30,                 June 30,
                              -----------------------  -----------------------
                                 1997        1996         1997         1996
                              ----------  ----------   ----------   ----------
EARNINGS
Net Earnings                  $1,806,139  $1,473,228   $2,911,021   $2,715,056
                              ==========  ==========   ==========   ==========

SHARES
Weighted Average Number
 of Common Shares Outstanding  4,806,737   4,750,237    4,797,847    4,742,775
Common Share Equivalents          83,082     130,731       84,863      112,105
                              ----------  ----------   ----------   ----------
Weighted Average Common
 Shares Outstanding and
 Equivalents                   4,889,819   4,880,968    4,882,710    4,854,880
                              ==========  ==========   ==========   ==========
PRIMARY EARNINGS PER
COMMON SHARE
Net Earnings                  $      .37  $      .30   $      .60   $      .56
                              ==========  ==========   ==========   ==========